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Exhibit 10.13

LICENSE AGREEMENT

THIS AGREEMENT, effective as of June 2001, between DR. MAURICE W. GITTOS, residing at 16 rue Andre Malraux, 67115 Plobsheim, France (“LICENSOR”) and PRESTWICK SCIENTIFIC CAPITAL, INC., a Delaware corporation having offices at 1825 K Street, N.W., Washington, D.C. 20006 (“LICENSEE”).

RECITALS

WHEREAS, LICENSOR owns the right, title and interest in the patent and other intellectual property rights to the Licensed Inventions (defined herein);

WHEREAS, LICENSOR desires to grant, and LICENSEE desires to be granted, a license to the Licensed Inventions in order to commercially develop, manufacture, use, sell and import throughout the world products that embody the Licensed Inventions;

NOW THEREFORE, in consideration of the premises, the receipt of good and valuable consideration the sufficiency of which is hereby acknowledged, and the faithful performance of the covenants herein contained, the parties hereto agree as follows:

1. DEFINITIONS

1.1 “Accounting Period” shall mean each six-month period ending June 30 and December 31 during the term of this Agreement, except that the first such period shall commence on the Effective Date and end December 31, 2001.

1.2 “Affiliate” with respect to each party shall mean any corporation or other legal entity controlling, controlled by or under common control with such party. The term “control” means possession, direct or indirect, of the powers to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

1.3 “Effective Date” shall mean the date first written above.

1.4 “FDA” shall mean the United States Food and Drug Administration and any successor thereto.

1.5 “First Commercial Sale” shall mean the first sale of any Licensed Product by LICENSEE, its Affiliates or Sublicensees, but not including transfers or dispositions of Licensed Product for charitable, promotional, pre-clinical, clinical, regulatory or governmental purposes for which LICENSEE receives no payment.

1.6 “License” shall have the meaning ascribed to that term in Section 2.1(a).

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1.7 “Licensed Compounds” shall mean the [...***...] salt of AGN 2979, the chemical formula of which is set forth in Schedule 1.7 attached to this Agreement, and any and all articles, devices, compositions, methods or services, the manufacture, use or sale of which (a) would infringe a Valid Claim of a Licensed Patent in the absence of the License or (b) uses or employs Licensed Know-how.

1.8 “Licensed Field” shall mean the treatment and provision of health care to humans for the treatment of sleep apnea, related indications and other neuropsychiatric indications.

1.9 “Licensed Inventions” shall mean the inventions claimed in the Licensed Patents.

1.10 “Licensed Know-how” shall include all research data, designs, formulas, process information, clinical data and other information relating to the Licensed Compounds, the Licensed Inventions, the Licensed Patents or the Licensed Products which is developed by, or in the possession or control of, LICENSOR now or at any time during the term of this Agreement other than such information that is independently developed by LICENSEE or its agents, as evidenced by written records.

1.11 “Licensed Patents” shall mean (i) the patents and patent applications set forth in Schedule 1.11 attached to this Agreement, (ii) any additional United States patent applications in respect of any Licensed Technology Improvements (herein defined), and (iii) any letters patent granted in respect of such applications, including, without limitation, any utility patent applications based thereon, any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, re-examinations, extensions, supplementary protection certificates and the like, as well as any additional patent applications based thereon and any international equivalents thereof.

1.12 “Licensed Products” shall mean any and all products comprising or containing a Licensed Compound as an ingredient therein or as a part thereof.

1.13 “Licensed Technology” shall mean the aggregate of the Licensed Compounds, the Licensed Inventions, the Licensed Know-how and the Licensed Patents.

1.14 “Licensed Technology Improvements” shall have the meaning ascribed to that term in Section 2.2.

1.15 (a) “Net Sales Price” shall mean the Gross Sales Price as defined in clause (b) of this definition received by LICENSEE or any of its Affiliates or Sublicensees (“Sellers”) for the sale of any Licensed Product to a third party that is not an Affiliate or Sublicensee of LICENSEE (“CUSTOMER”), less (to the extent appropriately documented) the following amounts actually paid out by LICENSEE, its Affiliate or Sublicensee or credited against the amounts received by them from the sale or distribution of Licensed Product:

(i)	trade, quantity and cash discounts and sales returns and allowances, including (A) those granted on account of price adjustments, billing errors, rejected goods, damaged goods, returns and rebates, (B) administrative and other fees and reimbursements and similar payments to wholesalers

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and other distributors, buying groups, pharmacy benefit management organizations, health care insurance carriers and other institutions, (C) allowances, rebates and fees paid to distributors and (D) chargebacks for unsold Licensed Product, where in each case such amounts are agreed to in the reasonable judgment of Sellers taking into consideration, among other things, the usual and customary practices of the pharmaceutical distribution market, the stage of the life cycle of the Licensed Product and the market share objectives for the Licensed Product;

(ii)	amounts for transportation, insurance, handling, storage or shipping charges;

(iii)	taxes, duties and other governmental charges levied on or measured by the sale of Licensed Products, whether absorbed by a Seller or paid by the purchaser so long as Seller’s price is reduced thereby, but not franchise or income taxes of any kind whatsoever;

(iv)	rebates and similar payments made with respect to sales paid for by any governmental or regulatory authority such as, by way of illustration and not in limitation of the parties’ rights hereunder, Federal or state Medicaid, Medicare or similar state program or equivalent foreign governmental program; and

(v)	any other similar and customary deductions that are consistent with United States generally accepted accounting principles, or in the case of non-United States sales, other applicable accounting standards.

     (b) For any bona fide sale to a bona fide Customer by a Seller, the Gross Sales Price shall be the gross invoice price of the Licensed Product.

     (c) For purposes of determining Net Sales Price, a “sale” shall not include transfers or dispositions for charitable, promotional purposes, or for pre-clinical, clinical, regulatory or governmental testing purposes for which a Seller receives no payment.

     (d) If a Seller sells any Licensed Product in a bona fide sale as a component of a combination of active functional elements, the Gross Sales Price of the Licensed Product shall be determined by multiplying the Gross Sales Price of the combination by the fraction A over A + B, in which “A” is the Gross Sales Price of the Licensed Product portion of the combination when sold separately during the Accounting Period in the country in which the sale of such combination product was made, and “B” is the Gross Sales Price of the other active elements of the combination sold separately during said Accounting Period in said country. In the event that no separate sale of either such Licensed Product or active elements of the combination is made during said Accounting Period in said country, the Gross Sales Price of the Licensed Product shall be determined by multiplying the Gross Sales Price of such combination by the fraction C over C + D, in which “C” is the standard fully-absorbed cost of the Licensed Product portion of such combination, and “D” is the sum of the standard fully-absorbed costs of the other active elements component(s), such costs being arrived at using the standard accounting procedures of

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such Seller which will be in accord with generally accepted accounting practices.

     (e) If a Seller commercially uses or disposes of any Licensed Product by itself (as opposed to a use or disposition of the Licensed Product as a component of a combination of active functional elements) other than in a bona fide sale to a bona fide Customer, the Gross Sales Price hereunder shall be the price which would be then payable in an arm’s length transaction with such a Customer. If a Seller commercially uses or disposes of any Licensed Product as a component of a combination of active functional elements other than in a bona fide sale to a bona fide customer, the Gross Sales Price of the’ Licensed Product shall be determined in accordance with clause (d) above, using as the Gross Sales Price of the combination that price which would be then payable in an arm’s length transaction.

     (f) Transfer of a Licensed Product within a Seller or between or among LICENSEE and its Affiliate and Sublicensees for sale by the transferee shall not be considered a sale, commercial use or disposition for the purpose of the foregoing subsections; in the case of such transfer the Gross Sales Price shall be the Gross Sales Price of the Licensed Product when sold to a third party by the transferee.

1.16 “Patent Right” shall mean any right, title or interest in any Licensed Patent.

1.17 “Phase II Clinical Trial” shall mean a clinical trial of a pharmaceutical product having a design that, under usual and customary standards in the life sciences industry, would be commonly referred to as a “Phase II” or “dosing” clinical trial to be conducted for the purposes of determining an effective dosage of such pharmaceutical product for further clinical trials in a population of patients sufficiently large in order to assess the safety, efficacy, benefits and risks, and range and severity of possible adverse side effects of the pharmaceutical product for purposes of obtaining regulatory approval to market such pharmaceutical product and establishing the proposed labeling of the pharmaceutical or therapeutic treatment.

1.18 “Sublicensee” shall mean any third party licensed by LICENSEE or by an Affiliate thereof to make or have made, use or have used, sell or have sold, import or have imported any Licensed Product.

1.19 “Valid Claim” shall mean any pending or issued claim of any patent application or patent that has not been finally rejected or declared invalid or unenforceable by a patent office or court of competent jurisdiction in any unappealed and unappealable decision.

2. LICENSE

2.1 Grant of License. Subject to the provisions of this Agreement, LICENSOR hereby grants LICENSEE,

     (a) a royalty-bearing, irrevocable, worldwide license (the “License”) in the Licensed Field under the Patent Rights to the Licensed Technology to make and have made, use and have used, sell and have sold, import and have imported Licensed Products, which license shall be exclusive even as to LICENSOR, and

     (b) the right to grant bona fide sublicenses to third parties, to make and have made,

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use and have used, sell and have sold, import and have imported Licensed Products; provided, however, LICENSEE shall not have the right to grant any sublicense or to transfer any of its rights under the License unless each such sublicense or other transfer granted by LICENSEE contains terms and conditions under which the Sublicensee or transferee will be bound in the same manner as LICENSEE is under this Agreement.

2.2 Improvements. The parties acknowledge and agree that this Agreement shall apply to any and all improvements, modifications, enhancements, or other changes to the Licensed Technology created, conceived, developed, or reduced to practice by LICENSOR during the term of this Agreement (collectively, the “Licensed Technology Improvements”). Licensed Technology Improvements shall be considered to be a part of the Licensed Technology and shall be licensed to LICENSEE in accordance with the provisions of this Agreement.

2.3 Disclosure. Within one (1) month after the Effective Date, LICENSOR shall disclose to LICENSEE the Licensed Know-How.

2.4 Data License. In the event that LICENSEE determines not to commercialize any Licensed Product in any jurisdiction or the License granted under Section 2.1 terminates with respect to any jurisdiction, LICENSEE agrees to grant to LICENSOR;

     (a) a royalty-bearing, irrevocable, worldwide license (the “Data License”) in the Licensed Field under LICENSEE’s then existing intellectual property rights in and to the information and data resulting from clinical trials of Licensed Products undertaken by or on behalf of LICENSEE prior to such determination or termination in order for LICENSOR to make and have made, use and have used, sell and have sold, import and have imported Licensed Products, and

     (b) the right to grant bona fide sublicenses of the Data License to third parties, to make and have made, use and have used, sell and have sold, import and have imported Licensed Products; provided, however, LICENSOR shall not have the right to grant any sublicense or to transfer any of its rights under the License unless, except as otherwise provided in this Agreement, each such sublicense or other transfer granted by LICENSOR contains terms and conditions under which the sublicensee or transferee will be bound in the same. manner as LICENSOR is under this Agreement with respect to the Data License.

3. DEVELOPMENT OBLIGATIONS

3.1 LICENSEE’s Obligations. LICENSEE shall use its commercially reasonable efforts to develop and commercialize one or more Licensed Products.

3.2 Progress Reports. At intervals no longer than every twelve (12) months, LICENSEE shall report in writing to LICENSOR on progress made toward achieving the development and commercialization of one or more Licensed Products.

3.3 Cooperation of Licensor. LICENSOR shall provide to LICENSEE such assistance, consultation and cooperation as shall be reasonably requested by LICENSEE relating to the development and commercialization of Licensed Products.

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4. FILING, PROSECUTION AND MAINTENANCE OF LICENSED PATENTS

4.1 Responsibility. Following the Effective Date, LICENSEE, [...***...] shall be responsible for the preparation, filing, prosecution and maintenance of all patent applications and patents included in the Licensed Patents; provided, however, that if the License terminates with respect to all jurisdictions in accordance with Article 9 of this Agreement or LICENSEE determines to cease the preparation, filing, prosecution or maintenance of any patent application or patent included in the Licensed Patents, then LICENSOR, at its option [...***...] shall have the right, [...***...] to assume responsibility for such preparation, filing, prosecution and maintenance.

4.2 Delivery of Existing Documents. With respect to each Licensed Patent, each document or a draft thereof pertaining to the filing, prosecution, or maintenance of such Licensed Patent, including, without limitation, each patent application, office action, response to office action, request for terminal disclaimer, request for reissue or reexamination of any patent issuing from such application, and all other prosecution items contained in the file maintained by or for LICENSOR in respect of such Licensed Patent in the possession of LICENSOR or its counsel at the Effective Date shall be provided to LICENSEE within thirty (30) days of the Effective Date and any such documents received by LICENSOR or its counsel from any patent office after the Effective Date shall be provided promptly after receipt.

5. ROYALTIES AND MILESTONE PAYMENTS

5.1 Royalties. Beginning with the First Commercial Sale in any country of any Licensed Product by LICENSEE or any of its Affiliates or Sublicensees, LICENSEE shall pay to LICENSOR royalties in accordance with the following schedule for each Licensed Product sold by LICENSEE or its Affiliates and Sublicensees so long as the manufacture, use, sale, import or offer for sale of such Licensed Product would, in the country where such manufacture, use, sale, import or offer for sale of such Licensed Product occurs, infringe a Valid Claim of any Licensed Patent or violate an exclusive marketing right granted by any governmental agency in such country in the absence of the License granted by Article 2 or a sublicense granted under Article 2:

(i)	[...***...] ([...***...]%) of the Net Sales Price received by LICENSEE or any Affiliate of LICENSEE from the sale of such Licensed Product by LICENSEE or such Affiliate;

(ii)	[...***...] percent ([...***...]%) of the revenue received by LICENSEE or any Affiliate of LICENSEE received from any other person or organization in the form of royalties, milestone payments or any other payment of any kind in respect of sublicenses granted by LICENSEE or any of its Affiliates under Article 2 or related agreements after deducting from the amount of such royalties [...***...] and relating to the [...***...];

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Only one royalty under this Section 5.1 shall be due and payable to LICENSOR by LICENSEE in respect of the sale of any Licensed Product regardless of the number of Valid Claims covering such Licensed Product.

5.2 Milestone Payments. In addition to the payments provided for in Section 5.1, LICENSEE shall pay LICENSOR the following amounts upon the occurrence of the following events:

     (a) Completion of the first Phase II Clinical Trial of a Licensed Product: [...***...].

     (b) Acceptance by the FDA of a filing of a New Drug Application for commercial sale of a Licensed Product: [...***...].

5.3 Credits for Payments to Third Parties.

     (a) In the event that LICENSEE is required to pay royalties to any third parties with respect to the development or commercialization of a Licensed Product, LICENSEE will have the right to offset such royalties against any payments owed to LICENSOR pursuant to Section 5.1, provided that no such offset shall result in a reduction of the royalties owed to LICENSOR pursuant to Section 5.1 to an amount [...***...]

     (b) For any Licensed Product sold by any Sublicensee, where the sum of royalty payments owed by such Sublicensee to LICENSEE or any of LICENSEE’s Affiliates and any third parties [...***...], the royalty rate payable to LICENSOR shall be [...***...], provided that the [...***...] and that in no event shall [...***...].

     (c) Notwithstanding Sections 5.3(a) and 5.3(b), in the event that the royalty payable to LICENSOR in respect of the sale of any Licensed Product in any country is [...***...], LICENSOR agrees [...***...] will include [...***...] on Licensed Product and [...***...],[...***...] of [...***...] products, total [...***...] by LICENSEE, and LICENSEE’s [...***...] in Licensed Product [...***...].

5.4 Overdue Payments. The payments due under this Agreement shall, if overdue, bear interest until payment at a per annum rate equal to the [...***...] on the due date, not to exceed the maximum permitted by law. The payment of such interest shall not preclude LICENSOR from exercising any other rights it may have as a consequence of the lateness of any payment.

5.5 Currency. All royalty payments and milestone payments under this Agreement shall be in United States Dollars. Whenever conversion from any foreign currency shall be required, such conversion shall be at the rate of exchange thereafter published in the Wall Street Journal for the business day closest to the end of the applicable Accounting Period.

5.6 Data License Royalties. Beginning with the First Commercial Sale in any country of any Licensed Product by LICENSOR or any of its Affiliates or sublicensees under the Data License, LICENSOR shall pay to LICENSEE royalties equal to [...***...] ([...***...]%) of the Net Sales Price received by LICENSOR or any Affiliate of LICENSOR from the sale of such Licensed Product by LICENSOR or such Affiliate and of the revenue received by LICENSOR or any

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Affiliate of LICENSOR received from any other person or organization in the form of royalties, milestone payments or any other payment of any kind in respect of sublicenses granted by LICENSOR or any of its Affiliates under the Data License or related agreements after deducting from the amount of such royalties [...***...] and relating to the [...***...]. The payment and reporting terms for any payments due from LICENSOR to LICENSEE under the first sentence of this Section 5.6 shall be correlatively identical to the payment terms set forth in this Agreement for payments of royalties by LICENSEE to LICENSOR in respect of the License.

6. REPORTS AND PAYMENTS

6.1 Books of Accounts. LICENSEE shall keep, and shall cause each of its Affiliate and Sublicensees, if any, to keep full and accurate books of accounts containing all particulars that may be necessary for the purpose of calculating all royalties payable to LICENSOR. Such books of account shall be kept at their principal place of business and, with all necessary supporting data shall, during all reasonable times for the three (3) years next following the end of the calendar year to which each shall pertain, be open for inspection at reasonable times by LICENSOR or its designee at LICENSOR’s expense for the purpose of verifying royalty statements or compliance with this Agreement. In the event that any audit performed under this Section 6.1 reveals an underpayment in excess of ten percent (10%) of the total amount determined by the auditor to be due LICENSOR, LICENSEE shall bear the full cost of such audit and shall remit any amounts due to LICENSOR within ninety (90) days of receiving notice thereof from LICENSOR.

6.2 Semiannual Payments. In each year the amount of royalty due shall be calculated semiannually on a cash received basis as of the end of each Accounting Period and shall be paid semiannually within the sixty (60) days next following such date, every such payment to be supported by the accounting prescribed in Section 6.3.

6.3 Accounting Reports. With each semiannual payment, LICENSEE shall deliver to LICENSOR a full and accurate accounting to include at least the following information:

     (a) Quantity of each Licensed Product sold by LICENSEE and its Affiliates or Sublicensees (by country).

     (b) Gross Sales Price billed and Net Sales Price received by LICENSEE or any of its Affiliates or Sublicensees (“Sellers”) for the sale of each Licensed Product (by country);

     (c) Quantities of each Licensed Product used by LICENSEE and its Affiliate or Sublicensees;

     (d) Names and addresses of all Sublicensees of LICENSEE; and

     (e) Total royalties payable to LICENSOR.

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7. INFRINGEMENT

7.1 Infringement of Licensed Patents. Each party shall promptly notify the other party of evidence of infringement of a claim of a Licensed Patent by a third party. If either party shall have supplied the other party with written evidence demonstrating prima facie infringement of a claim of an Licensed Patent in the Licensed Field by a third party, LICENSEE shall have the right to take steps to protect the Patent Right in such claim, either upon notice from LICENSOR requesting such action, or on its own initiative. LICENSEE shall notify LICENSOR within [...***...] of one party’s providing the other with evidence of infringement whether LICENSEE intends to prosecute the alleged infringement. If LICENSEE notifies LICENSOR that it intends to so prosecute, LICENSEE shall, within [...***...] of its notice to LICENSOR either (i) cause infringement to terminate or (ii) initiate and diligently prosecute legal proceedings against the infringer and in LICENSOR’s name if so required by law. In the event LICENSEE notifies LICENSOR That LICENSEE does not intend to prosecute said infringement, LICENSOR may, upon notice to LICENSEE, initiate legal proceedings against the infringer at LICENSOR’s expense. No settlement, consent judgment or other voluntary final disposition of the suit which invalidates or restricts the claims of such Patent Rights may be entered into without the consent of the other party, which consent shall not be unreasonably withheld, but provided that, in the event one party (“the Objecting Party”) withholds consent for a proposed settlement, the party proposing the settlement may [...***...] of such suit or settlement discussions, and the Objecting Party shall be required to continue such suit or settlement discussions [...***...]. LICENSEE shall. indemnify LICENSOR against any order for payment that may be made against LICENSOR in such proceedings brought by LICENSEE. LICENSOR shall indemnify LICENSEE against any damages that may be made against LICENSEE to the extent arising out of any proceedings which LICENSOR brings [...***...] pursuant to this Section 7.1 following LICENSEE’s decision not to prosecute any alleged infringement.

7.2 Cooperation. In the event one party shall initiate or carry on legal proceedings to enforce any Patent Right against any alleged infringer, the other party shall fully cooperate with and supply all assistance reasonably requested by the party initiating or carrying on such proceedings. The party which institutes any suit to protect or enforce a Patent Right shall have sole control of that suit and shall [...***...] in providing such assistance and cooperation as is requested pursuant to this Section. The party initiating or carrying on such legal proceedings shall keep the other party informed of the progress of such proceedings and said other party shall be entitled to counsel in such proceedings [...***...]. Any award paid by third parties as the result of such proceedings (whether by way of settlement or otherwise) shall first be applied to reimbursement of the unreimbursed legal fees and expenses incurred by either party and then the remainder shall be divided between the parties as follows:

     (a) If the amount is based on lost profits, LICENSEE shall receive an amount equal to the damages the court determines LICENSEE has suffered as a result of the infringement less the amount of any royalties that would have been due LICENSOR on sales of Licensed Product lost by LICENSEE as a result of the infringement had LICENSEE made such sales, and LICENSOR shall receive an amount equal to the royalties it would have received if such sales had been made by LICENSEE, and

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     (b) As to awards other than those based on lost profits, [...***...] ([...***...]%) to [...***...] and [...***...] ([...***...]%) to [...***...].

7.3 Infringement Actions by Third Parties. In the event that the making, selling or using of a Licensed Product in the Licensed Field infringes the intellectual property rights of others, LICENSEE will have the first right to control any negotiation or litigation with respect thereto.

7.4 Further Assurances; Progress Reports. For the purpose of the proceedings referred to in this Article 7, LICENSOR and LICENSEE shall permit the use of their names and shall execute such documents and carry out such other acts as may be necessary. The party initiating or carrying on such legal proceedings shall keep the other party informed of the progress of such proceedings and said other party shall be entitled to counsel in such proceedings but [...***...], said [...***...] by the party bringing any infringement suit against a third party in accordance with Section 7.3.

8. INDEMNIFICATION; REPRESENTATIONS AND WARRANTIES

8.1 Indemnification.

     (a) LICENSEE shall indemnify, defend and hold harmless LICENSOR and its directors, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (each an “Indemnitee” under this Section 8.1(a)), against any liability, damage, loss or expense (including reasonable attorney’s fees and expenses of litigation) (collectively, “Losses”) incurred by or imposed upon such Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any Licensed Product made, used or sold pursuant to any right or license granted under this Agreement other than Losses arising out of claims of infringement of intellectual property rights held by third parties by the practice of the Licensed Inventions.

     (b) LICENSOR shall indemnify, defend and hold harmless LICENSEE and its directors, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (each an “Indemnitee” under this Section 8.1(b)), against any Losses incurred by or imposed upon such Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of (i) any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any Licensed Product made, used or sold by LICENSEE or any of its Affiliates or Sublicensees pursuant to any right or license granted under this Agreement, but only to the extent that any such claim, suit, action, demand or judgment owes to a failure on the part of LICENSOR to advise LICENSEE as to some unsafe element of the Licensed Technology that LICENSOR knew or should have known, (ii) any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any Licensed Product made, used or sold by LICENSOR or any of its Affiliates or sublicensees pursuant to the Data License and (iii) any claims of infringement of intellectual property rights held by third parties by the practice of the Licensed Inventions.

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     (c) No Indemnitee under clause (a) or clause (b) of this Section 8.1 shall be entitled to any indemnification under such clause for any Loss to the extent that such Loss is attributable to the negligent activities, reckless misconduct or intentional misconduct of such Indernnitee.

     (d) Any Indemnitee under clause (a) or clause (b) of this Section 8.1 shall give the party from whom indemnification under such clause is sought (the “Indemnitor”) prompt written notice of any Losses or discovery of fact upon which such Indemnitee intends to base a request for indemnification under such clause, provided, however, that an Indemnitor’s obligations to such Indemnitee under this Section 8.1 shall not be .rendered inapplicable as a result of the failure by such Indemnitee to notify such Indemnitor as required under this Section 8.1(d), unless such failure materially prejudices such Indemnitor’s ability to take action with respect to any such Loss.

     (e) Each Indemnitor under this Section 8.1 agrees, at its own expense, to provide attorneys reasonably acceptable to an Indemnitee under this Section 8.1 to defend against any actions brought or filed against such Indemnitee with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought. Each Indemnitee under this Section 8.1 shall be entitled to participate in, but not control, the defense of such action and to employ counsel of its own choice for such purpose; provided, however, that such employment shall be at such Indemnitee’s own expense.

     (f) Each Indemnitor shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of any Loss, on such terms as such Indemnitor, in its sole discretion, shall deem appropriate.

8.2 Representations and Warranties. LICENSOR represents to LICENSEE that:

     (a) There is no fact or circumstance that could adversely affect the acceptance, or the subsequent approval, by any regulatory authority of any filing, application or request (including pricing and reimbursement approval) with respect to the development or commercialization of any Licensed Product existing on the Effective Date.

     (b) LICENSOR is the sole and exclusive owner of all right, title and interest in and to the Patent Rights to the Licensed Patents and such rights are not subject to any encumbrance, lien or claim of ownership by any third party. LICENSOR has obtained all necessary assignments and made all appropriate filings with respect thereto in order to secure its sole and exclusive ownership rights in and to such Patent Rights. During the term of this Agreement, LICENSOR shall not knowingly take any action that would encumber the rights granted to LICENSEE hereunder.

     (c) Except for the grant by LICENSOR to LICENSEE of the License and other rights in Article 2, LICENSOR has not, directly or indirectly, expressly or by implication, by action or omission or otherwise (i) assigned, transferred, or conveyed any right, title or interest in or to the Patent Rights in the Licensed Patents, (ii) granted any license or other right, title or interest in or to the Patent Rights in the Licensed Patents, or (iii) agreed to or is otherwise bound by any covenant not to sue for any infringement, misuse or otherwise with respect to the Patent Rights in the Licensed Patents.

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     (d) There is no actual or threatened infringement by a third party of the Patent Rights in the Licensed Patents.

8.3 Disclaimer. OTHER THAN WARRANTIES SET FORTH HEREIN, LICENSOR MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY PATENT, TRADEMARK, SOFTWARE, TRADE SECRET, TANGIBLE RESEARCH PROPERTY, INFORMATION OR DATA LICENSED OR OTHERWISE PROVIDED TO LICENSEE HEREUNDER AND HEREBY DISCLAIMS THE SAME.

9. TERMINATION

9.1 Upon Expiration of Patent Rights and Exclusive Marketing Rights. Unless otherwise terminated as provided for in this Agreement, the License and other rights granted to LICENSEE in Article 2 will continue on a country by country basis and shall expire in each country upon the last to expire in such country of any Licensed Patent granted under the laws of that country or the expiration of any exclusive marketing rights for any Licensed Compound or Licensed Product in such country. Upon such expiration of such last to expire Licensed Patent or such exclusive marketing rights, LICENSEE will have a fully-paid-up, royalty-free license with respect to such Licensed Patent and such Licensed Compound or Licensed Product in such country. In the event LICENSOR and/or LICENSEE are unable to obtain patent protection or exclusive marketing rights for any Licensed Compound or Licensed Product in any country, the License shall be in effect with respect to such Licensed Compound or Licensed Product in such country [...***...] and subject to the conditions specified in Section 5.1 for a period of ten (10) years after the Effective Date.

9.2 Upon Default, Generally. If either party shall fail to faithfully perform any of its obligations under this Agreement, the nondefaulting party may give written notice of the default to the defaulting party. Unless such default is corrected within [...***...] after such notice, the notifying party may terminate this Agreement upon [...***...] prior written notice; provided, however, in the event that prior to the expiration of any such [...***...] period, such breaching party has in good faith commenced to use commercially reasonable efforts to remedy such breach and the completion of such remedy, due to reasons beyond the control of such breaching party, requires more than [...***...] to complete, then such [...***...] period shall be extended for so long as such breaching party is continuing in good faith to use commercially reasonable efforts to remedy such breach.

9.3 Effect on Sublicenses. In the event that the License granted to LICENSEE under this Agreement is terminated, any sublicense under such License granted prior to termination of said License shall remain in full force and effect, provided that

     (a) the Sublicensee is not then in breach of its sublicense agreement;

     (b) the Sublicensee agrees to be bound to LICENSOR as the licensor under the terms and conditions of this Agreement, as modified by the provisions of this Section 9.3;

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     (c) LICENSOR shall have the right to receive any payments payable to LICENSEE under such sublicense agreement to the extent they are reasonably and equitably attributable to such Sublicensee’s right under such sublicense to use and exploit Patent Rights in the Licensed Patents;

     (d) the Sublicensee agrees to be bound by the development and commercialization obligations of LICENSEE pursuant to Article 3 (whether set by the parties or by arbitration) in the field and territory of the sublicense;

     (e) LICENSOR has the right to terminate such sublicense upon [...***...] prior written notice to LICENSEE and such Sublicensee in the event of any material breach of the obligation to make the payments described in clause (c) of this Section 9.3, unless such breach is cured prior to the expiration of such [...***...] period, and shall further have the right to terminate such sublicense in the event of Sublicensee’s failure to meet its development obligations pursuant to clause (d) hereof; and

     (f) LICENSOR shall not assume, and shall not be responsible to such Sublicensee for, any representations, warranties or obligations of LICENSEE to such Sublicensee, other than to permit such Sublicensee to exercise any rights to Patent Rights in the Licensed Patents that are granted under such sublicense agreement consistent with the terms of this Agreement.

9.4 Payments. Upon termination of the License granted hereunder, LICENSEE shall pay LICENSOR all royalties due or accrued on (i) the sale of Licensed Products up to and including the date of termination and (ii) for [...***...] following the date of termination, the sale of Licensed Products manufactured prior to the termination date.

9.5 Expiration of Data License. Any Data License granted hereunder shall expire at such time in any jurisdiction as the intellectual property rights in the information and data licensed to LICENSOR under the Data License are no longer proprietary to LICENSEE in such jurisdiction, except for the loss of such intellectual property rights due to the actions taken by LICENSOR, LICENSOR’s Affiliates and LICENSOR’s sublicensees. The terms of Section 9.3 shall correlatively apply to any sublicenses granted under the Data License.

9.6 Expiration of License. Upon termination of the License granted hereunder with respect to all jurisdictions, LICENSOR shall have the option to purchase from LICENSEE any quantities of Licensed Compound then owned by LICENSEE for a purchase price [...***...] with respect to such quantities of Licensed Compound.

10. CONFIDENTIAL INFORMATION

10.1 Definitions. Each party receiving information (the “Receiving Party”) disclosed to it by the other party (the “Disclosing Party”) acknowledges that by reason of its relationship to the Disclosing Party hereunder, and pursuant to the provisions of that certain letter agreement, dated February 20, 2001 (the “Letter Agreement”), between the parties, will have, or has had, access to certain information and materials, including the terms of this Agreement, the information and materials provided pursuant to the Letter Agreement, and information concerning the Disclosing

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Party’s business, plans, technology, products and/or services that are confidential and of substantial value to the Disclosing Party (“Confidential Information”).

10.2 Obligation to Protect Confidential Information. Each Receiving Party agrees that it shall (i) take every reasonable precaution to protect the confidentiality of Disclosing Party’s Confidential Information from unauthorized access or use and (ii) not use the Disclosing Party’s Confidential Information in any way for the Receiving Party’s own account or the account of any third party except for the purposes of performing its obligations under this Agreement. Upon termination of this Agreement and the request of the Disclosing Party, the Receiving Party will return to the Disclosing Party all of the Disclosing Party’s Confidential Information in its possession or within its control or destroy such Confidential Information and certify in writing to the Disclosing Party that all such information has been destroyed.

10.3 Exclusions. Confidential Information does not include any information that the Receiving Party can demonstrate by written records: (a) was known to the Receiving Party prior to its disclosure by the Disclosing Party; (b) was independently developed by the Receiving Party without use of or reference to the Disclosing Party’s Confidential Information; (c) was or becomes publicly known through no wrongful act of the Receiving Party; (d) was rightfully received from a third party whom the Receiving Party had reasonable grounds to believe was authorized to make such disclosure without restriction; and (d) has been approved for public release by the Disclosing Party’s prior written authorization. Further, if the Receiving Party is requested or required to disclose Confidential Information pursuant to a subpoena, court order or other similar process (“Court Order”), it is agreed that the Receiving Party shall provide the Disclosing Party with notice of such request(s) so that the Disclosing Party may seek an appropriate protective order. In the event that the Disclosing Party is not successful in obtaining a protective order and the Receiving Party is compelled to disclose the Confidential Information under pain of liability for contempt of court or other censure or penalty, the Receiving Party may disclose such information solely in accordance with and for the limited purpose of compliance with the Court Order without liability hereunder.

10.4 Disclosures Required by Law. In addition, either party may disclose, on a confidential basis, the existence and terms of this Agreement in connection with a potential acquisition of substantially the entire business or assets of such party or a private or public offering of such party’s securities solely as necessary to comply with applicable law. Furthermore, either party may disclose, on a confidential and need-to-know basis, the existence and terms of this Agreement and the proposed terms of this Agreement to its counsel, accountants, directors and other similar advisors (the “Representatives”) and either party may use Residuals (as defined below) for any purpose, including, without limitation, use in development, manufacture, promotion, sale and maintenance of any products or services. The term “Residuals” means [...***...] . The foregoing shall not, however, operate to grant either party any rights under any patents, trade secrets, copyrights, or any other proprietary rights of the other party.

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11. MISCELLANEOUS

11.1 Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof.

11.2 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be sent by registered or certified mail (return receipt requested and postage prepaid), transmitted by facsimile, or delivered by hand, by messenger or by a recognized overnight delivery service, addressed to each party as follows:

          if to LICENSOR:

DR. MAURICE W. GITTOS
16 rue Andre Malraux
67115 Plobsheim, France
Telephone: 33-388985497
Facsimile: 33-388321980

          if to LICENSEE:

PRESTWICK SCIENTIFIC CAPITAL, INC.
1825 K Street, N.W., Suite 1475
Washington, D.C. 20006
Attention: Alana R. Davidson Telephone: 202-296-1400
Facsimile: 202-296-7450

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if sent by registered or certified mail, the earlier of receipt and five (5) business days after dispatch, (ii) if transmitted by facsimile, on the business day of confirmed receipt by the addressee thereof, and (iii) if delivered in person or by overnight courier, on the business day delivered.

11.3 Amendments; Waivers. This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by the parties or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either party of any condition shall be deemed as a further or continuing waiver of such condition or term or of any other condition or term.

11.4 Assignment, Succcesors. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns; provided that this Agreement shall not be assignable by LICENSOR without LICENSEE’s written consent except for the right to receive royalties or other payments payable herein, and further provided that LICENSEE may at its own discretion and without approval by LICENSOR transfer its interest or any part thereof under this Agreement to a wholly-owned subsidiary of LICENSEE or any assignee or purchaser of the portion of its business associated with the manufacture and sale of Licensed Product, so long as such transferee assumes and agrees to be bound by the provisions of this Agreement. Except as provided in the immediately preceding

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sentence, this Agreement shall be assignable by LICENSEE only with the consent in writing of LICENSOR, not to be unreasonably withheld, provided that the proposed assignee has sufficient resources and capabilities to operate a business in the Licensed Field.

11.5 Force Majeure. Any delays in or failures of performance by either party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to: acts of God, acts, regulations or laws of any government, strikes or their concerted acts of worker, fires, floods, explosions, riots, wars, rebellion, and sabotage. Any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence; provided, however, that either party shall have the right to terminate this Agreement if any such extension endures for more than twelve (12) consecutive months.

11.6 Publicity. Neither party shall use the name of the other party or of any staff member, officer, employee or student of the other party or any adaptation thereof in any advertising, promotional or sales literature, publicity or in any document employed to obtain funds or financing without the prior written approval of the party or individual whose name is to be used.

11.7 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, without regard to its choice of law principles.

11.8 Alternative Dispute Resolution. For any and all claims, disputes, or controversies arising under, out of, or in connection with this Agreement, except issues relating to the validity, construction or effect of any Patent Right, which the parties shall be unable to resolve within [...***...] , the party raising such dispute shall promptly advise the other party of such claim, dispute, or controversy in a writing which describes in reasonable detail the nature of such dispute. By not later than [...***...] after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party and shall additionally have advised the other party in writing of the name and title of such representative. By not later than [...***...] after the date of such notice of dispute, such representatives shall agree upon a third party, which is in the business of providing Alternative Dispute Resolution (ADR) services (hereinafter, “ADR Provider”) and shall schedule a date with such ADR Provider to engage in ADR. Thereafter, the representatives of the parties shall engage in good faith in an ADR process under the auspices of the selected ADR Provider. If within the aforesaid [...***...] after the date of the notice of dispute the representatives of the parties have not been able to agree upon an ADR Provider and schedule a date to engage in ADR, or if they have not been able to resolve the dispute within [...***...] after the conclusion of ADR, the parties shall have the right to pursue any other remedies legally available to resolve such dispute in either the state or federal courts of Delaware, to whose jurisdiction for such purposes each of LICENSOR and LICENSEE hereby irrevocably consents and submits. Notwithstanding the foregoing, nothing in this Section 11.8 shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

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11.9 Severability. If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the term hereof, it is the intention of the parties that the remainder of this Agreement shall not be effected thereby. It is further the intention of the parties that in lieu of each such provision which is invalid, illegal or unenforceable, there be substituted or added as part of this Agreement a provision which shall be as similar as possible in economic and business objectives as intended by the parties to such invalid, illegal or enforceable provision, but shall be valid, legal and enforceable.

11.10 Independent Contractors. It is expressly agreed that LICENSOR, on the one hand, and LICENSEE, on the other hand, shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither LICENSOR, on the one hand, nor LICENSEE, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other party to do so. All persons employed by a party shall be employees of such party and not of the other party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such party.

11.11 Survival. Sections 8.1, 11.6, 11.7 and 11.9 shall survive the expiration or termination of this Agreement.

11.12 Counterparts. This Agreement may be executed in two counterparts, each of which shall be enforceable against the party actually executing such counterpart, and both of which together shall constitute one instrument.

11.13 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

THE PARTIES have duly executed this Agreement as of the date first shown above written.

LICENSOR		LICENSEE:

Dr. MAURICE GITTOS		PRESTWICK SCIENTIFIC CAPITAL, INC.

BY:	Marice Gittos /s/	BY:	Kathleen Clarence-Smith /s/

NAME:		NAME:

TITLE:		TITLE:

DATE:		DATE:

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SCHEDULE 1.7

CHEMICAL FORMULA OF SALT AGN 2979

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SCHEDULE 1.11

DRAFT PATENT APPLICATION

[...***...]

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